UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report: June 23, 2022

(Date of earliest event reported)

Phillips 66

(Exact name of registrant as specified in its charter)

Delaware	001-35349	45-3779385
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2331 CityWest Boulevard

Houston, Texas 77042

(Address of principal executive offices and zip code)

(832) 765-3010

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common stock, $0.01 par value	PSX	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On June 23, 2022, Phillips 66 Company (the “Company”), a wholly-owned subsidiary of Phillips 66, entered into a $5 billion revolving credit agreement with a syndicate of banks and other financial institutions party thereto and Mizuho Bank, Ltd., as administrative agent (the “Credit Agreement”). The Credit Agreement is guaranteed by Phillips 66 and replaces the $5 billion Amended and Restated Credit Agreement dated as of July 30, 2019 (the “Existing Credit Agreement”) with Phillips 66 as the borrower and the Company as guarantor. In connection with the entry into the Credit Agreement, the Existing Credit Agreement and the $750 million Amended and Restated Credit Agreement dated as of July 30, 2019 with Phillips 66 Partners LP as the borrower and Phillips 66 Partners Holdings LLC as guarantor have been terminated.

The Credit Agreement has a scheduled maturity of June 22, 2027. The Credit Agreement contains customary covenants similar to the Existing Credit Agreement including a maximum consolidated net debt-to-capitalization ratio of 65% as of the last day of each fiscal quarter. The facility has customary events of default, such as nonpayment of principal when due; nonpayment of interest, fees or other amounts after grace periods; and violation of covenants. The Company may at any time prepay outstanding borrowings under the Credit Agreement, in whole or in part, without premium or penalty. At closing, the Company had no borrowings under the Credit Agreement.

The Company has the option to increase the overall capacity of the Credit Agreement by up to an additional $1 billion for a total of $6 billion, subject to, among other things, the consent of the existing lenders whose commitments will be increased or any additional lenders providing such additional capacity. The Company also has the option to extend the scheduled maturity of the Credit Agreement for up to two additional one-year terms, subject to, among other things, the consent of the lenders holding the majority of the commitments and of each lender extending its commitment.

Outstanding borrowings under the Credit Agreement bear interest at either: (a) Adjusted Term SOFR (as described in the Credit Agreement) in effect from time to time plus the applicable margin; or (b) the reference rate (as described in the Credit Agreement) plus the applicable margin. The pricing levels for the commitment fee and interest-rate margins are determined based on the ratings in effect for the Company’s senior unsecured long-term debt from time to time.

Certain of the banks and other financial institutions that are party to the Credit Agreement and their affiliates have provided and may, from time to time, continue to provide investment banking, financial advisory, lending and/or commercial banking services to Phillips 66, the Company and their affiliates, for which they have received, and may in the future receive, customary compensation and reimbursement of expenses.

The foregoing description of the Credit Agreement is not complete and is qualified in its entirety by reference to the Credit Agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth in Item 1.01 of this Current Report is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description

10.1	Credit Agreement dated as of June 23, 2022, among Phillips 66 Company, Phillips 66, as guarantor, the lenders party thereto, and Mizuho Bank, Ltd., as administrative agent

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Phillips 66

Dated: June 24, 2022	By:	/s/ Vanessa Allen Sutherland
Vanessa Allen Sutherland
Executive Vice President

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